Exhibit 99.1

CONTACT:    Jon Faulkner
Chief Financial Officer
706-876-5814
jon.faulkner@dixiegroup.com

THE DIXIE GROUP REPORTS THIRD QUARTER 2016 RESULTS

DALTON, GEORGIA (October 25, 2016) -- The Dixie Group, Inc. (NASDAQ:DXYN) today reported financial results for the quarter ended September 24, 2016. The Company’s third quarter 2016 net sales were $100,297,000, 7.9% below third quarter of 2015 sales of $108,908,000. Income from continuing operations was $573,000, or $0.04 per fully diluted share, for the third quarter of 2016 as compared to income from continuing operations of $84,000, or $0.01 per fully diluted share, in the third quarter of 2015.

Commenting on the results, Daniel K. Frierson, Chairman and Chief Executive Officer, said, “The third quarter started off very slowly but improved throughout the quarter. Carpet sales for the quarter were down 6% on a comparative year over year basis. In particular our commercial product sales were 13% below the prior year. We believe the commercial market was down slightly on a year over year basis. Residential product sales were 2% below the prior year period. Though our residential business was down as compared to the prior year’s quarter, we believe that we outperformed the residential market which we believe was down mid to high single digits. For the first four weeks of October floorcovering sales are off high single digits versus the same period a year ago. We have seen modest decline in residential replacement housing activity during the summer months. We believe that the entire floorcovering market has been impacted by a drop in consumer expectations and political uncertainty this year.

Despite the drop in sales compared to the year ago period, our operating margins improved slightly to 25.8%. We continue to closely monitor our production schedules in an effort to minimize cost. We have lower quality costs, medical expenses and improved operating efficiencies versus the same period a year ago, however, these gains have been substantially offset by the unabsorbed fixed cost due to the lower sales volume. We continue to reduce expenses to increase our efficiency and respond to the lower sales volumes. We have reduced our headcount by 75 associates versus this same time period last year. Despite $1.5 million lower selling and administrative costs, our selling and administrative percent of net sales increased from 23.2% in the third quarter of last year to 23.7% of sales in the third quarter of 2016 due to the lower sales volume.

For the third quarter we had no restructuring expense, as that is now complete, as compared to an expense of $614 thousand in the year ago quarter. Our interest costs were up as we have longer term fixed interest rate swap contracts that are at slightly higher rates than we had in place a year ago. During the quarter we refinanced our senior credit facility, extending the maturity to 2021. We held capital expenditures for the third quarter, including those funded by cash and financings, to $1.4 million and anticipate a total of $6 million in capital expenditures for 2016 compared to depreciation and amortization of $13.5 million for 2016. At the end of the third quarter our debt was $115.6 million while our accessible availability under our credit lines was $25.3 million. We have reduced our debt by $10.4 million for the year to date period and $14.7 million over the last twelve months. The reduction in debt has largely been driven by reduced working capital and lower capital expenditures.

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The Dixie Group Reports Third Quarter 2016 Results

October 25, 2016

From a marketing perspective, this period has been busy with Masland Contract introducing the Calibre High Performance line of LVT Flooring. We believe this offering of Wood and Abstract looks for use in various markets will further improve our service to our customers. The market targets include Corporate, Senior Housing, Multi Family, Higher Education, Retail and Hospitality. The combination of Masland Contracts Calibre LVT Collection, Custom Rug capabilities, Modular & Broadloom signature styles and Custom Products, make Masland Contract a producer that can be a complete solution for the commercial specifier to create beautiful and high performance interiors.

Atlas Carpet Mills has introduced Metáfora, a gentle nod to the 1970's that will play well in any decor. Constructed on Atlas’ unique Interloop technology utilizing 100% Antron Lumena type 6.6 nylon, this collection of 13 patterns in 17 colorways is available as broadloom, carpet tile and area rug. Fabrica has introduced Petit Point, a newly interpreted classic woven pin dot design. Made with 100% New Zealand wool, the 16 colorations have been refined to reflect the subtle changes in neutrals and accents that today’s design savvy customer desires.

As we move into the fourth quarter of 2016, we continue our emphasis on providing high quality, unique and beautiful products to our customers,” Frierson concluded.

A listen-only Internet simulcast and replay of Dixie's conference call may be accessed with appropriate software at the Company's website at www.thedixiegroup.com/investor/investor.html. The simulcast will begin at approximately 11:00 a.m. Eastern Time on October 25, 2016. A replay will be available approximately two hours later and will continue for approximately 30 days. If internet access is unavailable, a telephonic conference will be available by dialing 877-355-1003 and entering 2855864 at least ten minutes before the appointed time. A seven-day telephonic replay will be available two hours after the call ends by dialing (404) 537-3406 and entering 2855864 when prompted for the access code.

The Dixie Group (www.thedixiegroup.com) is a leading marketer and manufacturer of floorcovering products to higher-end residential and commercial customers through the Fabrica International, Masland Carpets, Dixie Home, Atlas Carpet Mills, Masland Contract and Masland Hospitality.

This press release contains forward-looking statements. Forward-looking statements are based on estimates, projections, beliefs and assumptions of management and the Company at the time of such statements and are not guarantees of performance. Forward-looking statements are subject to risk factors and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Such factors include the levels of demand for the products produced by the Company. Other factors that could affect the Company's results include, but are not limited to, raw material and transportation costs related to petroleum prices, the cost and availability of capital, integration of acquisitions and general economic and competitive conditions related to the Company's business. Issues related to the availability and price of energy may adversely affect the Company's operations. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise.

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The Dixie Group Reports Third Quarter 2016 Results

October 25, 2016

THE DIXIE GROUP, INC.
Consolidated Condensed Statements of Operations
(unaudited; in thousands, except earnings per share)

	Three Months Ended		Nine Months Ended
	September 24, 2016	September 26, 2015	September 24, 2016	September 26, 2015
NET SALES	$100,297	$108,908	$294,847	$314,721
Cost of sales	74,466	81,643	221,268	234,811
GROSS PROFIT	25,831	27,265	73,579	79,910
Selling and administrative expenses	23,774	25,267	71,760	76,215
Other operating expense, net	141	131	525	684
Facility consolidation expenses	—	614	1,816	2,264
OPERATING INCOME (LOSS)	1,916	1,253	(522)	747
Interest expense	1,312	1,203	3,969	3,603
Other expense, net	4	4	15	45
Income (loss) from continuing operations before taxes	600	46	(4,506)	(2,901)
Income tax provision (benefit)	27	(38)	(1,937)	(1,121)
Income (loss) from continuing operations	573	84	(2,569)	(1,780)
Income (loss) from discontinued operations, net of tax	(39)	(18)	13	(118)
NET INCOME (LOSS)	$534	$66	$(2,556)	$(1,898)

BASIC EARNINGS (LOSS) PER SHARE:
Continuing operations	0.04	0.01	(0.16)	(0.11)
Discontinued operations	—	—	—	(0.01)
Net income (loss)	0.04	0.01	(0.16)	(0.12)

DILUTED EARNINGS (LOSS) PER SHARE:
Continuing operations	0.04	0.01	(0.16)	(0.11)
Discontinued operations	—	—	—	(0.01)
Net income (loss)	0.04	0.01	(0.16)	(0.12)

Weighted-average shares outstanding:
Basic	15,648	15,573	15,631	15,518
Diluted	15,744	15,666	15,631	15,518

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The Dixie Group Reports Third Quarter 2016 Results

October 25, 2016

THE DIXIE GROUP, INC.
Consolidated Condensed Balance Sheets
(in thousands)

	September 24, 2016	December 26, 2015
ASSETS	(Unaudited)
Current Assets
Cash and cash equivalents	$88	$281
Receivables, net	47,568	50,806
Inventories, net	107,965	115,146
Other	4,820	3,362
Total Current Assets	160,441	169,595

Property, Plant and Equipment, Net	94,690	101,146
Goodwill and Other Intangibles	6,232	6,461
Other Assets	23,935	21,016
TOTAL ASSETS	$285,298	$298,218

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$59,653	$60,821
Current portion of long-term debt	9,230	10,142
Total Current Liabilities	68,883	70,963

Long-Term Debt	106,395	115,907
Other Liabilities	22,173	20,544
Stockholders' Equity	87,847	90,804
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$285,298	$298,218

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The Dixie Group Reports Third Quarter 2016 Results

October 25, 2016

Use of Non-GAAP Financial Information:
(in thousands)

The Company believes that non-GAAP performance measures, which management uses in evaluating the Company's business, may provide users of the Company's financial information with additional meaningful bases for comparing the Company's current results and results in a prior period, as these measures reflect factors that are unique to one period relative to the comparable period. However, the non-GAAP performance measures should be viewed in addition to, not as an alternative for, the Company's reported results under accounting principles generally accepted in the United States. In considering our supplemental financial measures, investors should bear in mind that other companies that report or describe similarly titled financial measures may calculate them differently. Accordingly, investors should exercise appropriate caution in comparing our supplemental financial measures to similarly titled financial measures reported by other companies.

Non-GAAP Summary

	Three Months Ended		Nine Months Ended
Non-GAAP Income (Loss) From Continuing Operations	September 24, 2016	September 26, 2015	September 24, 2016	September 26, 2015
Net Income (Loss) as Reported	$534	$66	$(2,556)	$(1,898)
Income (Loss) from Discontinued Operations, Net of Tax	(39)	(18)	13	(118)
Income (Loss) from Continuing Operations	573	84	(2,569)	(1,780)
Facility Consolidation Expense	—	614	1,816	2,264
Tax Effect of Above	—	(233)	(690)	(860)
Non-GAAP Adjusted Income (Loss) From Continuing Operations (Note 1)	$573	$465	$(1,443)	$(376)

Adjusted Diluted Earnings (Loss) Per Share from Continuing Operations	$0.04	$0.03	$(0.09)	$(0.02)
Weighted-Average Diluted Shares Outstanding	15,744	15,666	15,631	15,518

The Company defines Adjusted Income (Loss) from Continuing Operations as Net Income (Loss) less loss from discontinued operations, net of tax, plus manufacturing integration expenses of new or expanded operations, plus facility consolidation and severance expenses, plus amortization of acquisition inventory step-up, plus direct acquisition expenses, less gain on purchase of business, plus impairment of assets, plus impairment of goodwill, plus one-time items so defined. (Note 1)

Facility Consolidation Plan Summary
	FY2015	Q1 2016	Q2 2016	Q3 2016	YTD 2016
Warehousing, Distribution & Manufacturing Consolidation Plan	$2,016	$1,342	$398	$—	$1,740
Atlas Integration Plan	202	—	—	—	—
Corporate Office Consolidation Plan	728	71	5	—	76
Total Facility Consolidation Expense	$2,946	$1,413	$403	$—	$1,816

Further non-GAAP reconciliation data are available at www.thedixiegroup.com under the Investor Relations section.

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